Exhibit 99.1

Immune Pharmaceuticals Inc. and Subsidiaries

Pro forma Condensed Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	As Reported	Pro forma Adjustments			Pro forma
	March 31, 2016	Conversion of 247 Series D Preferred Stock	Sale of 6.0 million shares of common stock under the Capital Access Agreements	Costs Related to Capital Access Agreements	March 31, 2016
ASSETS
Current Assets
Cash & cash equivalents	$1,087	-	1575	(40)	$2,622
Restricted cash	28	-	-	-	28
Other current assets	265	-	-	-	265
Total current assets	1,380	-	1,575	(40)	2,915
Property and equipment, net	355	-	-	-	355
In-process research and development acquired	27,500	-	-	-	27,500
Intangible assets, net	3,034	-	-	-	3,034
Other assets	339	-	-	-	339
Total Assets	$32,608	-	1,575	(40)	$34,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payable	2,886	-	-	-	2,886
Accrued expenses	2,431	-	-	149	2,580
Notes and loans payable, current portion, net of debt discount	1,344	-	-	-	1,344
Obligations under capital lease, current portion	90	-	-	-	90
Total current liabilities	6,751	-	-	149	6,900
Notes and loans payable, net of current portion and debt discount	2,704	-	-	-	2,704
Obligations under capital lease, net of current portion	91	-	-	-	91
Series D Preferred Stock derivative liability	6,208	(1,675)	-	-	4,533
Deferred tax liability	10,870	-	-	-	10,870
	19,873	(1,675)	-	-	18,198
Total liabilities	26,624	(1,675)	-	149	25,098
Series D Preferred Stock, par value $0.0001, 12,000 shares authorized (1)	1,545	(442)	-	-	1,103
Commitments and contingencies
Stockholders' Equity
Common Stock, $0.0001 par value, 225,000,000 shares authorized (2)	4	2	1	-	7
Additional paid-in capital	72,553	2,115	1574	(189)	76,053
Accumulated deficit	(68,118)	-	-	-	(68,118)
Total stockholders' equity	4,439	2,117	1,575	(189)	7,942
Total liabilities and stockholders' equity	$32,608	-	1,575	(40)	$34,143

(1)	1,263 shares issued and 863 shares outstanding as reported March 31, 2016, 1,263 shares issued 616 shares outstanding as pro forma March 31, 2016.

(2)	36,185,761 and 55,599,207 shares outstanding as reported and pro forma March 31, 2016, respectively.